UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ◻

Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

FULL HOUSE RESORTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Explanatory Note

On April 7, 2025, Full House Resorts, Inc. (the “Company”) filed a definitive proxy statement (the “2025 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) for the Company’s Annual Meeting of Stockholders to be held on May 15, 2025 (the “Annual Meeting”).  This amendment (this “Amendment”) amends a disclosure in the 2025 Proxy Statement on the effect of broker non-votes on the proposals included in the 2025 Proxy Statement and to be voted on at the Annual Meeting.

AMENDMENT to 2025 Proxy Statement

The “What are “broker non-votes” and how are they treated?” subsection of the “About the Meeting” section on page 4 of the 2025 Proxy Statement is hereby amended and restated in its entirety to read as follows (changes marked, with new text bold and underlined and deleted text bold and strikethrough):

What are “broker non-votes” and how are they treated?

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on Proposals 1, 2, 4 or ~~3~~ 5, the broker may not exercise discretion to vote for or against Proposals 1, 2, 4 or ~~3~~ 5. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal ~~2~~ 3, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

This Amendment does not change the proposals to be acted upon at the Annual Meeting, which are described in the 2025 Proxy Statement. Except as described in this Amendment, none of the information presented in the 2025 Proxy Statement is affected by this Amendment. This Amendment does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the 2025 Proxy Statement contains other important additional information. This Amendment should be read in conjunction with the 2025 Proxy Statement.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote.